Exhibit 99.2
Unaudited Pro Forma Financial Information
On September 15, 2008, Diamond Foods, Inc (“Diamond” or “ The Company”) announced that it had completed its acquisition of Pop Secret for approximately $190 million. The assets acquired and liabilities assumed are hereto referred to as Pop Secret (“Division”).
The total purchase price for the assets was $190 million which includes $2 million in transaction related costs. Pop Secret is the second largest brand in the microwave popcorn category and commands a 25 percent share in U.S. grocery stores. Pop Secret is available in a variety of traditional flavors, as well as a rapidly growing "better-for-you" product offering featuring 100-calorie packs. The transaction is being accounted for as a business combination in accordance with FASB 141, “Business Combinations.”
The financial statements for each of the years in the period ended May 25, 2008, included elsewhere in this Form 8-K/A represent the assets and liabilities of Pop Secret purchased by the Company and the related earnings before income taxes associated with the Division’s business. Certain costs included in the statements represent an allocation of General Mills operational costs. These costs are further described in footnote 2 in the accompanying financial statements. Because the Division did not operate as a stand alone business and certain operations and activities were part of General Mills, the financial statements do not represent a complete set of financial statements as required by Rule 3-05 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of July 31, 2008 was prepared by combining the historical balance sheet at July 31, 2008 for the Company with the historical statement of assets to be sold of the Division at May 25, 2008 as though the acquisition occurred on July 31, 2008. The unaudited pro forma condensed combined statement of operations for the year ended July 31, 2008 was prepared by combining the Company’s historical statement of operations for the year ended July 31, 2008 with the Division’s historical statement of earnings before income taxes for the year ended May 25, 2008, giving effect to the acquisition as though it had occurred on August 1, 2007. These unaudited pro forma condensed combined financial statements do not give effect to any potential cost savings or other operating efficiencies that could result from the acquisition, nor any non-recurring expenses resulting from the transaction.
These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The condensed combined pro forma financial statements do not purport to represent what the consolidated results of operations or financial position of the Company would actually have been if the acquisition had occurred on the dates referred to above, nor do they purport to project the results of operations or financial position of the Company for any future period or as of any date.

DIAMOND FOODS, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of July 31, 2008
(In Thousands)

			Pro-Forma
	Diamond	Pop Secret	Adjustments-			Pro-Forma
	Foods, Inc.	Division	Acquisition	Notes		Combined
ASSETS
Current Assets:
Cash and cash equivalents	$74,279	$—	$(24,882)	(a	)	$49,397
Trade receivables	46,256	—	—			46,256
Inventories	88,526	14,995	(7,085)	(b	)	96,436
Deferred income taxes	7,387	—	—			7,387
Prepaid expenses and other current assets	4,261	—	—			4,261

Total current assets	220,709	14,995	(31,967)			203,737
Property, plant and equipment, net	34,606	13,073	3,950	(c	)	51,629
Deferred income taxes	5,802	—	—			5,802
Goodwill	5,432	—	74,177	(d	)	79,609
Other intangible assets, net	3,473	—	98,190	(d	)	101,663
Other long-term assets	3,245	—	1,973	(e	)	5,218

Total	$273,267	$28,068	$146,323			$447,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$42,251	$172	$6,828	(f	)	$49,251
Payable to growers	56,942		—			56,942

Total current liabilities	99,193	172	6,828			106,193
Long-term obligations	20,204	—	170,000	(g	)	190,204
Other liabilities	7,647	—	—			7,647
Total stockholders’ equity	146,223	—	(2,609)	(k	)	143,614

Total	$273,267	$172	$174,219			$447,658

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended July 31, 2008
(In Thousands)

			Pro-Forma
	Diamond	Pop Secret	Adjustments-			Pro-Forma
	Foods	Division	Acquisition	Notes		Combined
Net sales and other revenues	$531,492	$103,011	$—			$634,503
Cost of sales	443,490	68,853	355	(h	)	512,698

Gross margin	88,002	34,158	(355)			121,805

Operating expenses:
Selling, general and administrative	43,613	7,590	1,745	(i	)	52,948
Advertising	20,508	4,757	—			25,265

Total operating expense	64,121	12,347	1,745			78,213

Income from operations	23,881	21,811	(2,100)			43,592

Interest, net	1,040	975	9,331	(j	)	11,346
Other	—	—	2,609	(k	)	2,609

Income before income taxes	22,841	20,836	(14,040)			29,637
Income tax expense	8,085	—	2,406	(l	)	10,491

Net income	$14,756	$20,836	$(16,446)			$19,146

Earnings per share:
Basic	0.92					1.19
Diluted	0.91					1.19

Shares used to compute earnings per share:
Basic	16,088					16,088
Diluted	16,152					16,152

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (In Thousands)
1. Basis of Pro Forma Presentation
For the pro forma condensed combined balances, the purchase price of approximately $190 million, including $2 million of estimated costs incurred by the Company directly as a result of the acquisition, has been allocated to the fair values of assets and liabilities acquired as of September 15, 2008. The allocation of the purchase price is preliminary pending estimated the completion of various analyses and the finalization of estimates.

Inventory	$7,910
Property, plant and equipment	17,023
Customer relationships	34,900
Brand intangibles	62,500
Goodwill	74,967
Acquisition liabilities	(7,000)

Purchase Price	$190,300

Identifiable intangible assets. Customer relationships will be amortized on a straight-line basis over an average estimated life of 20 years. Brand intangibles relate to the “Pop Secret” trade name, which will not be amortized as it is deemed to have an infinite useful life.
Goodwill. Approximately $75 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with the SFAS No. 142, Goodwill and Other Intangible Assets , goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made, will be recognized.
2. Pro Forma Adjustments
The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:
     (a) Net change in cash is as follows:

Increase in term loan borrowings	$125,000
Increase in revolving credit line	65,000

Total additions	190,000

Transaction costs	2,000
Deferred financing costs	1,973
Early termination of 7.35% senior notes including $2.6 million early termination fee	22,609
Cash payment to General Mills, Inc.	188,300

Total reductions	214,882

Net cash flow from the acquisition and related financing transaction	$(24,882)
(b)	To record the change in the fair value of inventory from May 26, 2008 through September 15, 2008 (acquisition date).

(c)	To record the change in the fair value of property, plant and equipment from May 26, 2008 through September 15, 2008 (acquisition date).

(d)	The excess of the purchase price over the fair value of identifiable net assets acquired represents goodwill. Brand intangibles are deemed to have an infinite useful life and are not amortized. Customer relationship intangibles acquired in the Pop Secret acquisition are amortized over an estimated useful live of 20 years.

Customer relationships	$34,900
Brand intangibles	62,500
Goodwill	74,967
(e)	The balance represents deferred financing charges incurred in connection with the additional $125 million of revolving credit line (of which $65 million was used for the acquisition) and $125 million of term loan borrowings incurred under the unsecured senior credit facility, which will be amortized over five years.

(f)	To recognize estimated liabilities associated with the acquisition.

(g)	The $170 million presented represents the net incremental borrowing from the transaction:

Historical debt	$(20,000)
Debt from acquisition	190,000

Net change in debt	$170,000
(h)	To recognize additional depreciation expense on property, plant and equipment as a result of the adjustment to fair value.

(i)	To recognize amortization of customer relationships.

(j)	Adjustment to historical interest expense to reflect the incurrence of an additional $190 million of borrowings, net amortization of deferred debt issuance costs relating to such additional borrowings and refinancing of senior notes.

	Total	Approved,
	Amount	Non-Utilized
	Borrowed	Amount	Total

Loan amount	$190,000	$60,000	$250,000

3-month Libor @ 9/15	0.0282
BPS per loan agreement	0.0250	0.005

Effective interest rate	5.32%

Total expense	$10,101	$300	$10,401

Net additional amortization of deferred debt issuance costs in connection with the additional $190 million acquisition borrowings			400

Less interest expense from senior notes refinanced			(1,470)
Interest Expense, Net Adjustment			$9,331
Interest under the tem loan facility has been determined based on the 3-month LIBOR rate on the acquisition date, plus an additional 250 Basis Points (BPS). The loan term also stipulates that the non-utilized portion of the total loan available of $250 million will be charged at 50BPS per annum. Deferred acquisition costs totaled $2 million and will be amortized over the 5-year life of the term loan. Interest expense from senior notes refinanced is calculated using the interest rate of 7.35%
(k)	In connection with securing the new loan agreement for the Pop Secret acquisition, the Company terminated its existing senior notes. In doing so, the Company incurred $2.6 million in debt cancellation fees.

(l)	To recognize income tax expense at the Company’s expected tax rate of 35.4%.